EXHIBIT 11

                           THE DEWOLFE COMPANIES, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                     Years Ended December 31,
                                              1996             1995             1994
                                              ----             ----             ----
Weighted average shares outstanding         3,310,713        3,216,266        2,828,941

Net effect of dilutive stock
   options-based on the treasury stock
   method using the year end market price,
   if higher than average market price.        97,905          165,902          112,932
                                           ----------       ----------        ---------
Total                                       3,408,618        3,382,168        2,941,873
                                           ==========       ==========        =========
Net income                                 $1,930,000       $  115,000       $  534,000
                                           ==========       ==========       ==========
Net income per share                       $      .57       $      .03       $      .18
                                           ==========       ==========       ==========